UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 28, 2008

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail Boca Raton, FL	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report:

2200 Old Germantown Road, Delray Beach, Florida 33445

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2008, Office Depot, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Citibank (South Dakota), NA (“Citi”) which supplements certain terms set forth in the Amended and Restated Merchant Services Agreement dated as of February 1, 2004 by and between the Company and Citi (the “Merchant Services Agreement”). This Merchant Services Agreement governs the Company’s private label credit card program serviced by Citi and covers the ongoing sale of certain private label credit card receivable balances by the Company to Citi. The Company entered into the Letter Agreement in response to the downgrade of the Company’s senior unsecured credit rating by Standard & Poors on December 15, 2008. The downgrade in the Company’s credit rating constituted an event that entitles Citi, upon additional notification to the Company, to terminate the Merchant Services Agreement and to cause the Company to purchase all of the outstanding credit card receivables (the “Termination Event”). In the event of such purchase, the receivables under the credit card program would become an asset of the Company. As of December 29, 2008, the outstanding credit card receivable balances were approximately $184 million. The Company and Citi have agreed to negotiate the terms of a restructured Merchant Services Agreement in a manner that is acceptable to both parties and that would not require the Company to repurchase the receivables under the credit card program.

Pursuant to the terms of the Letter Agreement, the Company agreed to establish an irrevocable one-year standby letter of credit (the “Letter of Credit”) in the amount of $25 million that may be drawn by Citi upon the occurrence of any of the events specified in the Letter of Credit as described in Item 2.03 below. In addition, the Company agreed to waive its early termination right contained in the Merchant Services Agreement. As modified, the term of the Merchant Services Agreement extends until September 30, 2011. Upon execution of the Letter Agreement, Citi issued to the Company a letter (the “First Standstill Letter”) stating that Citi would not exercise its right to terminate the Merchant Services Agreement due to the Termination Event for a period of time commencing on December 28, 2008 and extending until the close of business on January 2, 2009. On December 30, upon receipt of the Letter of Credit, Citi issued to the Company a second letter (the “Second Standstill Letter”) stating that the Company has met all of the necessary conditions outlined in the Letter Agreement and the First Standstill Letter and that the standstill period shall be extended until the close of business on March 31, 2009. The agreement of Citi in the Standstill Letters also precluded the occurrence of cross defaults in certain other agreements of the Company.

The foregoing descriptions of the Merchant Services Agreement, Letter Agreement, First Standstill Letter and Second Standstill Letter do not purport to be complete, and are qualified in their entirety by reference to such agreements and letters. A copy of the Merchant Services Agreement, Letter Agreement, First Standstill Letter and Second Standstill Letter are filed as Exhibit 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated by reference in this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Letter Agreement described in Item 1.01 above, on December 30, 2008 the Company established a Letter of Credit in favor of Citi in the amount of up to $25 million for a term of one year from the date of issuance. The Letter of Credit may be drawn by Citi to satisfy the Company’s obligations upon the occurrence of any of the following events: (a) for any reason the Company fails to maintain a specified percentage of specified sales in a reserve account on deposit with Citi to cover certain potential losses associated with the credit card accounts in certain circumstances, (b) the Company fails to reimburse Citi for returns associated with card sales for which the Company was previously paid, and/or (c) the Company fails to pay any and all other obligations owed under the Merchant Services Agreement.

The Company believes that all required balances are fully funded and that the Company is current on all of its obligations owed to Citi under the Merchant Services Agreement.

The foregoing description of the Letter of Credit does not purport to be complete, and is qualified in its entirety by reference to such Letter of Credit. A copy of the Letter of Credit filed as Exhibit 10.5 and is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Merchant Services Agreement dated as of February 1, 2004 by and between Office Depot and Citibank (South Dakota), NA.

10.2	Letter Agreement dated December 28, 2008.

10.3	First Standstill Letter dated December 28, 2008.

10.4	Second Standstill Letter dated December 30, 2008.

10.5	Letter of Credit dated December 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: December 30, 2008	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President, General Counsel & Corporate Secretary

Exhibit Index

Exhibit Number	Description

10.1	Amended and Restated Merchant Services Agreement dated as of February 1, 2004 by and between Office Depot and Citibank (South Dakota), NA.

10.2	Letter Agreement dated December 28, 2008.

10.3	First Standstill Letter dated December 28, 2008.

10.4	Second Standstill Letter dated December 30, 2008.

10.5	Letter of Credit dated December 30, 2008.

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